Exhibit 99.3

To: Jim Smeeding, CannaPharmaRx Board Members and Associates

From: David Pohl

Date: April 5, 2016

Subject: Resignation from CPMD Board

Dear CannaPharmaRx Board Members and Associates,

This letter is to inform you that I am resigning as a member of CannaPharmaRx Board of Directors, effective immediately.

It has been my pleasure to serve on the board since last year.  However, I feel I have no choice but to step down, due to the needs of the company for the foreseeable future when compared to my areas of experience that resulted in my recruitment to the Board.

I will be glad to act in an informal advisory capacity in the future as you continue to pursue the original mission of the company.

Best regards,

/s/ David Pohl

David Pohl